UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                        Computer Programs & Systems Inc.
                                (Name of Issuer)

                         Common Stock ($0.001 par value)
                         (Title of Class of Securities)

                                    205306103
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

         |X| Rule 13d-1(b)
         |_| Rule 13d-1(c)
         |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO: 205306103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Palisade Capital Management, L.L.C.
     22-3330049
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           515,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         586,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     677,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     N/A                                                                  |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.45%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA
--------------------------------------------------------------------------------

CUSIP NO: 205306103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Axe-Houghton Associates, Inc.
     22-2512992
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           91,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         91,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     677,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     N/A                                                                  |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.45%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA
--------------------------------------------------------------------------------

CUSIP NO: 205306103

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Dennison T. Veru
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           10,600
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          525,000
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         10,600
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            586,000
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     586,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

     N/A                                                                  |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.59%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA
--------------------------------------------------------------------------------

Item 1.

(a)   Name Of Issuer: Computer Programs & Systems, Inc.

(b) Address of Issuer's Principal Executive Offices: 6600 Wall Street, Mobile, AL 36695.

Item 2.

(a)   Name of Person Filing: Palisade Capital Management, L.L.C.

(b) Address of Principal Business Office or, if none, Residence: One Bridge Plaza, Suite 695, Fort Lee, NJ 07024

(c)   Citizenship: New Jersey

(d)   Title of Class of Securities: Common Stock ($0.001 par value)

(e)   CUSIP Number: 205306103

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Act (15
                  U.S.C. 78o);

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c);

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

      (e)   |X|   An investment adviser in accordance with
                  ss.240.13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  ss.240.13d- 1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  ss.240.13d- 1(b)(1)(ii)(G);

      (h)   |_|   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      (a)   Amount beneficially owned: 677,000

      (b)   Percent of Class: 6.45%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote               666,400

            (ii)  Shared power to vote or to direct the vote             N/A

            (iii) Sole power to dispose or to direct the disposition
                  of                                                     677,000

            (iv)  Shared power to dispose or to direct the disposition
                  of                                                     N/A

Item 5. Ownership of Five Percent or Less of a Class.

            N/A

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

      The shares of the Issuer beneficially owned by each reporting person are held on behalf of the reporting persons' clients in accounts over which the reporting persons have complete investment discretion. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. No client account contains more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            N/A

Item 8. Identification and Classification of Members of the Group.

      Palisade Capital Management, LLC ("Palisade"), and Axe-Houghton Associates, Inc. ("Axe"), are registered investment advisers. They are control affiliates. Palisade and Axe are making this joint filing pursuant to Agreement attached as Exhibit 1, but disclaim that they are members of a Group pursuant to Rule 13d-5(b) .

Item 9. Notice of Dissolution of Group.

            N/A

Item 10. Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 11, 2005
                                        -----------------
                                        Date


                                        Palisade Capital Management, LLC
                                          /s/ Steven E. Berman
                                        --------------------------------
                                        Steven E. Berman, Member


                                        Axe-Houghton Associates, Inc.
                                          /s/ Steven e. Berman
                                        --------------------------------
                                        Steven E. Berman, President

      Attention: Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)

                                                                       Exhibit 1

                  Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: February 11, 2004

                                        Palisade Capital Management, LLC.
                                        ----------------------------------------

                                        By: /s/ Steven E. Berman
                                            ------------------------------------
                                            Name:  Steven E. Berman
                                            Title: Member


                                        Axe-Houghton Associates, Inc.
                                        ----------------------------------------

                                        By: /s/ Steven E. Berman
                                            ------------------------------------
                                            Name:  Steven E. Berman
                                            Title: President